Immediate Release
29 February 2000


     SHIRE'S REVENUES UP 30%; OPERATING PROFIT (BEFORE EXCEPTIONALS) UP 154% Andover, UK -29 February 2000 - Shire Pharmaceuticals Group plc (LSE: SHP.L,
NASDAQ: SHPGY) announces results for the twelve months ended 31 December 1999.

Highlights:

                                              After
                                           exceptional
                                             charges                            Before exceptional charges
                                       ---------------------            ------------------------------------------
                                               1999                         1999            1998            %
                                               ($m)                         ($m)            ($m)          change

Revenues                                        401.5                        401.5          309.0          + 30

Operating profit                                 59.2                         59.2           23.3          +154

Exceptional charges:
o  Merger related                              (129.4)                         -              -               -
o  Product disposal                              (5.8)                         -              -               -

(Loss)/profit before tax                        (78.9)                        56.3           23.6          +139

EPS (basic):
o  ordinary shares                              $(0.39)                       $0.16          $0.09          +78
o  ADS                                          $(1.16)                       $0.49          $0.26
                                       ---------------------            -------------- --------------- -------------


o    Merger between Shire and Roberts completed in December 1999.

o    Acquisition of Fuisz European subsidiaries completed in October/November
     1999.

o Adderall and DextroStat sales up 92 per cent and 47 per cent; together achieved 30.7 per cent market share of US ADHD market.

o Pentasa sales up 56 per cent; market share of the growing oral mesalamine/olsalazine market retained at 17.8 per cent.

o Carbatrol achieved sales growth of 201 per cent following launch in June 1998; gained 22.8 per cent share1 of the US extended release carbamazepine market.

o    US marketing rights for Fareston, acquired from Orion in September 1999.

o    Lambda entered Phase III in the US in July 1999.

o Reminyl submitted for European marketing approval in March 1999, US filing to FDA in September 1999.

Prescription market (IMS) December 1999

Commenting on the results, Rolf Stahel, Chief Executive of Shire, said:

"The merger with Roberts has brought together two of the fastest growing publicly traded specialty pharmaceutical companies. The broadly based product portfolio is growing strongly. The combined company remains focused and dynamic. The two US sales forces continue to operate largely unaffected by the merger; the two UK sales forces have been integrated and were fully operational by the end of January 2000. The German, French and Italian subsidiaries were fully integrated by the end of December 1999. We are well placed to continue the growth of the company going forward."

                                       End


For further information please contact:

Tina Moyce, Corporate Communications Manager

Shire Pharmaceuticals Group plc

29 February at Financial Dynamics' offices in London      + 44 171 831 3113

1 March onwards at Shire's Head Office in Andover         + 44 1264 348515

David Yates / Sophie Pender-Cudlip

Financial Dynamics                                        +44 171 831 3113

Julie Huang

Edelman Financial Worldwide                               +1  212 704 8114

Notes to editors
Shire Pharmaceuticals Group plc

Shire is an international specialty pharmaceutical company with a strategic focus on four therapeutic areas; central nervous system disorders, metabolic diseases, oncology and gastroenterology. The

Group has a sales and marketing infrastructure with a broad portfolio of products targeting the US, Canada, UK, Republic of Ireland, France, Germany and Italy, with plans to add other key markets in due course. Shire's global search and development expertise has already provided three marketed products, whilst the current pipeline of 12 projects includes one project in registration and a significant number post Phase II. Shire is actively searching to acquire further marketed products and development projects to enhance the potential for future growth, both organically and by acquisition.

Preliminary announcement of results

The following information does not constitute the Company's statutory accounts under section 240 of the Companies Act 1985 for the years ended 31 December 1998 or 1997 but is derived from those accounts. The results for the year ended 31 December 1999 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for the year ended 31 December 1998, the Company's last statutory reporting period, have been delivered to the Registrar of Companies. The auditors have reported on those accounts and their reports were unqualified and did not contain statements under section 237 (2) or (3) of the Companies Act 1985. The 1999 statutory accounts will be delivered to the Registrar of Companies following the Company's Annual General Meeting.

The Company will file financial information with the Securities and Exchange Commission in the US in its Annual Report on Form 10-K in due course.

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks asso-ciated with the inherent uncertainty of pharmaceutical research, product development and commercialization, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the F-4 Prospectus and the Annual Report filed on Form 20-F with the Securities and Exchange Commission.

        OVERVIEW OF FINANCIAL RESULTS FOR THE YEAR ENDED 31 DECEMBER 1999


Introduction

Following the merger with Roberts Pharmaceutical Corporation at the end of 1999 these accounts have been prepared in accordance with US Generally Accepted Accounting Principles (GAAP) and as a `pooling of interests.' The unaudited financial information for the combined company is presented as if the merger had occurred at the beginning of the periods described. Comparisons with previous periods have been made against the unaudited US GAAP financial statements that Shire issued in a press release in mid February 2000. The Board has decided that the Group should report its US GAAP results in US dollars with UK statutory reporting in sterling. This preliminary announcement reflects this decision.

Overview of financial results

Group revenues for the year were $401.5 million, a 30 per cent increase over 1998 ($309.0 million). Following the merger with Roberts, operating profit (before exceptional charges) was $59.2 million, a 154 per cent increase over 1998 ($23.3 million). After charging exceptional merger related costs of $129.4 million, a loss on the disposal of a product of $5.8 million and interest expense of $2.9 million, the Group recorded a pre-tax loss for the year of $78.9 million (1998: profit of $23.6 million).

Basic earnings per ordinary share was $0.16 before exceptional charges and $(0.39) after exceptional charges (1998: $0.09).

Sales and marketing

Product sales represented 96 per cent of total turnover at $385.2 million, an increase of 32 per cent over 1998 (1998: $291.8 million).

In December 1999, Adderall and DextroStat accounted for 30.7 per cent 1 (December 1998: 20.4 per cent) of prescriptions written for Attention Deficit Hyperactivity Disorder (ADHD) in the US. The tremendous growth of Adderall (92 per cent vs 1998) has continued throughout 1999. This has been fuelled by additional sales representatives (the relevant Shire US sales force increased from 90 in December 1998 to 139 by June of 1999) and several clinical papers which highlighted benefits of Adderall over its major competitor, methylphenidate.

Pentasa, licensed for the treatment of ulcerative colitis in the US, returned sales growth of 56 per cent and maintained a prescription market share of 17.8 per cent 1 from December 1998 to December 1999 in the growing olsalazine/mesalamine oral market. In prescription terms, this oral market grew by 12.4 per cent 1 from December 1998 to December 1999.

Sales for Agrylin, the only US product licensed for the treatment of essential thrombocythemia, grew by 37 per cent to $32.6 million. Hydrea and hydroxyurea are used off label for this condition as well as their licensed indications. In the prescription market for these three products, Agrylin gained market share, increasing from 8.3 per cent in 1998 to 13.2 per cent in December 1999 2. In June 1999, all rights to Agrylin, including intellectual property, were acquired from Bristol Myers Squibb. This ends all of the royalty obligations on Agrylin sales.

ProAmatine is currently the only licensed US product for the treatment of orthostatic hypotension. Florinef is also used off label for this indication, as well as for its licensed indications. The prescription market for ProAmatine and Florinef scripts indicates that ProAmatine had an 18.8 per cent share in December 1999, an increase from 13.9 per cent in December 1998.3 Sales increased by 28 per cent to $19.8 million.

The Calcichew range of calcium/calcium and vitamin D supplements, used as adjuncts in the treatment of osteoporosis, achieved sales of $17 million during 1999. This represents a growth of 16 per cent compared with 1998 ($14.6 million). Prescription market share of the UK calcium market was 70 per cent in December 1999.

Carbatrol, an extended release formulation of carbamazepine used for the treatment of epilepsy in the US, has continued to penetrate the extended release carbamazepine market. In December of 1999, it had gained 22.8 per cent 1 of this market compared with 8.5 per cent 1 in December 1998. Sales were up 201 per cent, based on launch in June of 1998.

Licensing

Licensing and development fees in 1999 decreased by 9 per cent to $10.8 million (1998: $11.8 million), reflecting in part the reduced R&D spend by Shire on Reminyl and the ClimaRange and BetaRange products. It is likely that over time this trend will continue as Shire's ability to fully fund development projects for its own marketing will tend to result in less out-licensing activities. Royalties decreased by 3 per cent to $3.6 million (1998: $3.7 million), primarily due to reduced income from tacrine.

Cost of sales and operating expenses

Cost of sales decreased by 2 per cent to $93.5 million (1998: $95.0 million). Gross margin on product sales increased from 67 per cent in 1998 to 76 per cent in 1999. This is partly due to the enhanced margin on Agrylin following the acquisition in June of all rights to the product, including the ending of royalty obligations to Bristol Myers Squibb. Overall, the higher margin products such as Adderall, Pentasa and Agrylin have continued to grow at a faster rate than the lower margin products, contributing a higher proportion of sales in 1999 over the preceding year.

Depreciation and amortisation has increased by 13 per cent to $28.6 million (1998: $25.2 million). The primary components of the charge are a full year's amortisation charge for Pentasa acquired in June 1998, and the acquisition of Agrylin mentioned above.

R&D expenditure increased in line with revenues by 31 per cent to $77.5 million (1998: $59.3 million). Hence, as a proportion of revenues, R&D expenditure remained constant at around 19 per cent. Shire has a significant proportion of projects at Phase II or later where development costs tend to be higher.

Selling, general and administrative expenses increased by 30 per cent to $142.8 million (1998: $109.7 million), mainly due to higher US sales force numbers. However, with revenues increasing by a similar percentage, these expenses remained at around 36 per cent of revenues.

Exceptional Charges

Exceptional charges comprise:

(i) merger related expenses of $129.4 million, including asset write-downs of $53.5 million, employee related costs of $38.0 million, transaction expenses of $32.3 million and other costs of $5.6 million. The cash outflow associated with these charges is estimated to be around $55.1 million;

(ii)     a loss of $5.8 million arising from a product disposal.

Taxation

In 1998, the Group recognised deferred tax assets of $12.5 million, following a reorganisation of the Group's US operations. This benefit to the tax charge was a primary component of the 13 per cent tax rate in 1998. The effective tax charge for the Group in 1999, before exceptionals, was 29 per cent.

Cash flow

Operating cash inflow before working capital adjustments amounted to $43.4 million (1998: $52.5 million). Increase in working capital added $47.1 million (1998: $(18.0 million)), principally as a result of decreased accounts receivable related to the slow down of Roberts' sales mentioned below and provisions for exceptional charges. Net cash inflow from operating activities of $90.5 million (1998: $34.5 million) was reduced by acquisitions of $81.0 million, financing activities of $4.0 million and capital expenditure and investments of $4.5 million.

Cash investments and marketable securities at 31 December 1999 amounted to $138.4 million (1998: $ 124.7 million).

Balance sheet

The Group's net assets decreased by $76.0 million to $587.3 million at 31 December 1999. The decrease reflects the retained net loss for the year of $95.0 million and a net $19 million related to the issue of stock and stock options.

Research and development

During 1999, Reminyl( (galantamine), a treatment for Alzheimer's disease, moved into the regulatory phase in a number of key countries. In March, a filing was made by Janssen to the Reference Member State in the EU Mutual Recognition Procedure, to gain marketing approval in Europe. Submissions were also made to the relevant authorities in Canada, Australia, Norway, Switzerland, Poland, South Africa and New Zealand during the second quarter of 1999 and to the US Food and Drug Administration (FDA) at the end of September 1999. Galantamine is being developed by Shire and Janssen Research Foundation, an affiliate of Johnson & Johnson, under a co-development and licensing agreement.

Lambda (lanthanum carbonate), a treatment to reduce the amount of phosphate in the blood of patients with chronic kidney failure, entered Phase III in the US in July, following early entry into Phase III in Europe at the end of 1998. The project also completed the first Phase I study in Japan during 1999.

In February, it was announced that the rights to a patented hydrogel implant delivery technology had been acquired from Hydro Med Sciences for use in the Phase III development of a GnRH agonist for the hormonal treatment of prostate cancer. These are exclusive rights to develop and market the new project, designated SPD 424 (previously known as RL0903), for the US, Canada and Europe. The retrievable subcutaneous hydrogel implant employs a proprietary technology that delivers therapeutic agents at a controlled constant release rate for up to one year and can be inserted, in a physician's office, using a local anaesthetic. This GnRH hydrogel implant is intended to have compliance advantages over existing therapies, which would have the potential for leading to more reliable hormonal effects.

Merger with Roberts

On 23 December 1999, Shire and Roberts merged in a tax-free exchange of shares. In the transaction, Shire exchanged 1.0427 Shire ADSs (each of which represents three ordinary shares) for each share of Roberts.

Phentermine litigation

As of 23 February 2000, Shire had been named as a defendant in approximately 3,541 cases related to the "fen-phen" litigation. Shire has been dismissed from 479 cases with approximately 57 further dismissals pending on the basis that the plaintiff was shown not to have used Shire's product. In approximately 154 cases, of which 28 have been subsequently dismissed, it has been specifically alleged that the plaintiff did use Shire's product.

Shire intends vigorously to defend all claims made against it and will continue to seek case dismissals based upon product identification.

Outlook

Following the substantial one-time exceptional charge in the fourth quarter of 1999, management expects to realise annual synergies of approximately $20 million. Shire's key products continue to demonstrate strong growth and we continue to be optimistic about their potential going forward.

               RESULTS FOR THE THREE MONTHS ENDED 31 DECEMBER 1999


Revenues in the fourth quarter increased by 9 per cent to $104.4 million (Q4 1998: $95.5 million). This comparatively low growth rate in terms of Shire's recent history is in part due to the lower licensing and development fees in 1999 as described below. However, more of the slowdown reflected a lower level of product sales following price increases in the third quarter and a decision to reduce pipeline inventory levels.

Product sales for the fourth quarter were $101.9 million (Q4 1998: $89.2 million). Sales of Adderall for this period were $45.3 million (1998: $23.0 million); Pentasa, $8.1 million (1998: $12.4 million); Agrylin, $4.2 million (1998: $4.1 million); ProAmatine, $3.7 million (1998: $5.0 million); DextroStat, $2.1 million (1998: $1.6 million); Carbatrol, $5.4 million (1998: $1.1 million); Calcichew range, $4.6 million (1998: $4.2million); OTC, $2.3 million (1998: $
7.2 million); Others, $26.2 million (1998: $30.5 million).

Licensing and development fees for the fourth quarter were $1.0 million (1998:
$4.8 million), reflecting reduced R&D expenditure by Shire on Reminyl. Royalties for the same period were $1.2 million (Q4 1998: $1.0 million).

The merger with Roberts was completed in December 1999 and the one-time costs relating to the merger have therefore been charged in the fourth quarter. This results in a net loss of $124.0 million (1998: profit of $12.8 million). Basic earnings per share was similarly affected at $(0.49) (1998: $0.05).

BOARD CHANGES

During 1999, there were significant changes to the Shire Board. In March, Dr Bernard Canavan was appointed to the Board as a non-executive Director. Dr Canavan, a medical doctor, was the President of American Home Products from 1990 until he retired in 1994 and prior to that was Chairman and Chief Executive Officer of American Home Products Pharmaceutical Division, Wyeth-Ayerst Laboratories. Dr Barry Price was nominated as senior non-executive Director in March. In May 1999, Dr Henry Simon resigned as Chairman. He was succeeded by Dr James Cavanaugh, an existing non-executive Director with a wealth of international, in particular, US, industry experience. In December, Stephen Stamp, the Group Finance Director resigned from the Board and was replaced by Angus Russell. Mr Russell joined Shire from AstraZeneca PLC where he was latterly Vice President - Corporate Finance. Prior to this he held a number of senior positions within ZENECA Group PLC and ICI.

In December, as a result of the merger with Roberts, Shire significantly broadened the number of non-executive positions on the Board. The former President & CEO of Roberts, Mr John Spitznagel, became a non-executive director as did several of the former non-executives including the former Chairman, Dr Robert Vukovich, Dr Zola Horovitz, Ronald Nordmann and Joseph Smith, In February 2000, Dr Vukovich resigned his Board position to pursue other business interests.

POST BALANCE SHEET EVENTS

R&D portfolio review

Following the merger, a detailed review of the combined R&D portfolio has taken place. This has confirmed commitment to late phase projects and milestone funding for early phase projects. Three projects have been discontinued; LY 315535 for Irritable Bowel Syndrome, Tazofelone for Inflammatory Bowel Disease and ProAmatine for dialytic hypotension. These projects did not meet the long term strategic objectives for the company. Out-licensing partners for the two gastrointestinal products will be sought with immediate effect.

Shire's `Search team' will continue to evaluate in-licensing opportunities that fall within the Company's strategic focus.

                RESULTS (UNAUDITED) FOR THE MONTH OF JANUARY 2000


The unaudited results for January 2000 are provided to comply with ASR No. 135 and SAB No 65, which require the publication of thirty days' post merger combined operating results following the merger with Roberts Pharmaceuticals Corporation.

                                                                    2000                 1999
                                                                     $m                   $m                 %

Revenues                                                             32.9                    26.4               25%
--------------------------------------------------------------------------------------------------------------------

Product sales                                                        32.3                    26.2               23%
Other income                                                          0.6                     0.2
--------------------------------------------------------------------------------------------------------------------

Net income before
Stock Option (APB 25) charges Note 1                                  5.9                     4.4               34%

Stock Option (APB 25) charges Note 1                                (12.5)                   (1.6)

Net income (after APB 25 charges) Note 1                             (6.6)                    2.8

EPS (after APB 25 charges) Note 1                                    (3.0)c                   1.2c
ADS (after APB 25 charges) Note 1                                    (9.0)c                   3.5c

EPS (before APB 25 charges) Note 1                                    2.4c                    1.8c              33%
ADS (before APB 25 charges) Note 1                                    7.2c                    5.4c              33%

Note 1

Under US GAAP, APB Opinion 25 requires that for certain share schemes, a charge be made over the vesting period of the option to reflect the difference between the current market value of the stock and the exercise price of the option. This charge is purely an accounting adjustment and has no cash effect. Given the substantial increase of more than 35 % in Shire's stock price from (pound)6.185 per ordinary share at 31st December 1999 to (pound)8.375 at 31st January 2000, this has generated a substantial charge against income.

The company is actively considering ways in which it can remove this charge both from the first quarter accounts and on an ongoing basis.























1.     Data are sourced from US IMS (NPA)
2. Data are sourced from US IMS (NPA). Hydrea and hydroxyurea are used for indications other than essential thrombocythemia. There are no data available specifically on the essential thrombocythemia market. Hence the Agrylin market share for this condition in reality is higher than the figure given.

Shire Pharmaceuticals Group plc

Consolidated balance sheet
US GAAP

(In thousands of U.S. dollars, except share and per share data)

                                                                              December 31,       December 31,
                                                                                  1999               1998
ASSETS:
Current assets:
     Cash and cash equivalents                                                    54,082              52,973
     Marketable securities and other current asset investments                    84,344              71,726
     Accounts receivable, net                                                     61,514              76,622
     Inventories                                                                  39,538              34,639
     Prepaid expenses and other current assets                                    16,221              39,578
                                                                                --------            --------
         Total current assets                                                    255,699             275,538

Investments                                                                        2,604              10,000
Property, plant and equipment, net                                                37,484              42,682
Intangible assets, net                                                           558,847             537,159
Other assets                                                                      34,042               8,226
                                                                                --------             -------
Total assets                                                                     888,676             873,605
                                                                                --------             -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term debt                                                               1,285              12,351
     Accounts and notes payable                                                  114,509              54,896
     Other current liabilities                                                    56,450              14,041
                                                                                 -------             -------
         Total current liabilities                                               172,244              81,288

Long-term debt, excluding current installments                                   123,751             126,774
Other long-term liabilities                                                        5,397               2,229
                                                                                 -------             -------

         Total liabilities                                                       301,392             210,291
                                                                                 -------             -------
Shareholders' equity:
Common stock, 5p par value; 400,000,000
shares authorised; and 244,519,024 shares issued and
outstanding respectively                                                          20,063              11,725
Additional paid-in capital                                                       832,650             814,953
Accumulated other comprehensive income/(losses)                                  (10,303)             (3,236)
Accumulated deficit                                                             (255,126)           (160,128)
                                                                                --------            --------
Total shareholders' equity                                                       587,284             663,314
                                                                                --------            --------
Total liabilities and shareholders' equity                                       888,676             873,605
                                                                                --------            --------

The results for the year ended December 31 1998 have been restated to include the results of Roberts Pharmaceutical Corporation which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

Shire Pharmaceuticals Group plc

Full year results
US GAAP

(In thousands of U.S. dollars, except share and per share data)

Years ended December 31,                                            1999             1998              1997
                                                                  ---------        ---------        ---------
Total revenues                                                      401,532          308,984          191,554
Cost of revenues                                                     93,475           95,013           67,090
                                                                  ---------        ---------        ---------
Gross profit                                                        308,057          213,971          124,464
                                                                  ---------        ---------        ---------
Operating expenses                                                  384,125          190,735          210,305

     Interest income                                                  7,349            6,398            6,547
     Interest expense                                                (9,742)          (6,511)            (964)
     Other  income/(expenses)                                          (475)             440           (2,474)
                                                                  ---------        ---------        ---------
Total other income/(expenses)                                        (2,868)             327            3,109
                                                                  ---------        ---------        ---------
Income/(loss) before income taxes                                   (78,936)          23,563          (82,732)

Income taxes                                                        (16,062)          (2,991)          (1,420)
                                                                  ---------        ---------        ---------
Net income/(loss)                                                   (94,998)          20,572          (84,152)
                                                                  ---------        ---------        ---------
Net income/(loss) per share:
     Basic                                                              $(0.39)           $0.09           $(0.45)
     Diluted                                                            $(0.39)           $0.08           $(0.45)

Weighted average number of shares:
     Basic                                                      244,698,721      234,044,732      185,153,065
     Diluted                                                    244,698,721      242,806,410      185,153,065

The results for the year ended December 31 1998 and 1997 have been restated to include the results of Roberts Pharmaceutical Corporation which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

Shire Pharmaceuticals Group plc

Consolidated statement of cash flows
US GAAP

(In thousands of U.S. dollars)

Years ended December 31,                                             1999           1998           1997
                                                                  ---------      ---------      ---------
Cash flows from operating activities:
Net income                                                          (94,998)        20,572        (84,152)
                                                                  ---------      ---------      ---------
Adjustments to reconcile net income to
  net cash provided by operating activities:
       Depreciation and amortisation                                 28,598         25,249         12,309
       Stock option compensation                                     13,900          8,505          2,567
       Non cash exchange gains and losses                              (664)        (1,816)        (1,289)
       (Profit)/loss on sale of fixed assets                           (828)            16            (13)
       (Profit)/loss on sale of intangible assets                     5,825              -              -
       Write-down of investment                                       7,546              -              -
       (Increase)/decrease in inventory                              (6,543)        (5,170)        (4,657)
       (Increase)/decrease in accounts receivable                    17,012        (24,988)        (5,751)
       Increase/(decrease) in accounts payable                       37,083         12,186            511
       Reserve for restructuring charges                             83,608              -              -
       Carbatrol milestone payment                                        -              -          8,000
       Impact of discontinued operations                                  -              -           (629)
       Acquisition of in-process research and
         development                                                      -              -         83,087
                                                                  ---------      ---------      ---------
Net cash provided by/(used in) operating activities                  90,539         34,554          9,983
                                                                  ---------      ---------      ---------
Cash flows from investing activities:
       Redemption of/(investment) in marketable
         securities                                                  (7,940)         3,825        (32,094)
       Purchase of long-term investment                                   -        (10,000)             -
       Deferred consideration                                             -              -        (10,000)
       Purchase of subsidiary undertakings                          (32,000)             -        (41,053)
       Expenses of acquisition                                            -           (551)        (3,118)
       Net cash acquired with subsidiary undertakings                 1,979              -          6,759
       Purchase of intangible assets                                (57,848)      (142,258)       (10,066)
       Purchase of fixed assets                                      (4,786)       (13,871)       (13,936)
       Sale of intangible fixed assets                                6,575          1,033              -
       Sale of fixed assets                                           1,413             60             20
       Collection on notes receivable                                 7,195          1,751          6,738
                                                                  ---------      ---------      ---------
Net cash provided by/(used) in investing activities                 (85,412)      (160,011)       (96,750)
                                                                  ---------      ---------      ---------



Cash flows from financing activities:
       (Increase)/decrease in cash placed on
          short-term deposit                                         (4,677)       (35,664)        33,949
       Long term debt issued                                              -        125,000              -
       Payments on long term debt, capital
          leases and notes                                          (11,499)       (11,708)        (7,410)
       Payment of debt issuance costs                                     -         (2,528)             -
       Proceeds from issue of common stock, net                       8,615         35,027         19,054
       Proceeds from exercise of options                              3,523          4,082          1,016
       Proceeds from issue of preferred stock                             -          4,494          6,000
       Cash dividends paid                                                -           (150)        (1,629)
                                                                  ---------      ---------      ---------
Net cash provided by/(used) in financing activities                  (4,038)       118,553         17,030
                                                                  ---------      ---------      ---------
Effect of foreign exchange rate changes on
  cash and cash equivalents                                              20              9           (401)
                                                                  ---------      ---------      ---------
Net increase/(decrease) in cash and cash equivalents                  1,109         (6,895)       (36,188)
Cash and cash equivalents at beginning of period                     52,973         59,868         96,056
                                                                  ---------      ---------      ---------
Cash and cash equivalents at end of period                           54,082         52,973         59,868
                                                                  ---------      ---------      ---------

The results for the year ended December 31 1998 and 1997 have been restated to include the results of Roberts Pharmaceutical Corporation in accordance with APB 16, Accounting for Business Combinations.

NOTES

1. Analysis of revenue, operating income/(loss), assets and reportable segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. Shire's principal reporting segments are geographic, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income or loss before interest and income taxes. All inter-company items are eliminated. The accounting policies of each reportable segment are the same as those of the Group.

The accounting for the assets of each segment is the same as in consolidation with all intercompany balances eliminated.


Year ended December 31, 1999                            U.S.            Europe         Rest of World        Total
                                                      ---------       -----------      -------------      ----------
Product sales                                           313,582            55,194           16,427          385,203
Licensing and development                                 1,097             9,675                -           10,772
Royalties                                                     -             3,562                -            3,562
Other revenues                                              517                 -            1,478            1,995
                                                       --------          --------        ---------         --------
Total revenue                                           315,196            68,431           17,905          401,532
                                                       --------          --------        ---------         --------
Cost of sales                                            62,375            20,958           10,142           93,475
Research and development                                 50,544            26,904               55           77,503
Selling, general and administrative                      94,578            42,125            6,085          142,788
                                                       --------          --------        ---------         --------
                                                        207,497            89,987           16,282          313,766
Other charges:
Costs of restructuring                                   93,603             3,529                -           97,132
Merger transaction expenses                               9,312            22,967                -           32,279
Loss/(profit) on dispositions                             5,825                 -                -            5,825
                                                       --------          --------        ---------         --------
Total operating expenses                                316,237           116,483           16,282          449,002
                                                       --------          --------        ---------         --------
EBITDA                                                   (1,041)          (48,052)           1,623          (47,470)
Depreciation and amortisation                           (14,104)          (13,861)            (633)         (28,598)
                                                       --------          --------        ---------         --------
Operating (loss)/income                                 (15,145)          (61,913)             990          (76,068)
                                                       --------          --------        ---------         --------
Total assets                                            547,762           313,113           27,801          888,676
Long-lived assets                                       348,946           231,560           15,825          596,331
                                                       --------          --------        ---------         --------







                                                                                         Rest of
Year ended December 31, 1998                              U.S.            Europe          World             Total
                                                       --------         ---------       ----------         --------
Product sales                                           226,988            50,261           14,536          291,785
Licensing and development                                   622            11,199                -           11,821
Royalties                                                     -             3,697                -            3,697
Other revenues                                              306                 -            1,375            1,681
                                                       --------          --------        ---------         --------
Total revenue                                           227,916            65,157           15,911          308,984

Cost of sales                                            67,889            19,378            7,746           95,013
Research and development                                 27,556            31,647               50           59,253
Selling, general and administrative                      70,251            31,218            4,984          106,453
(Profit)/loss on dispositions                              (220)                -                -             (220)
                                                       --------          --------        ---------         --------
Total operating expenses                                165,476            82,243           12,780          260,499

EBITDA                                                   62,440           (17,086)           3,131           48,485
Depreciation and amortisation                           (10,603)          (13,990)            (656)         (25,249)
                                                       --------          --------        ---------         --------
Operating income/(loss)                                  51,837           (31,076)           2,475           23,236
                                                       --------          --------        ---------         --------
Total assets                                            542,799           307,309           23,497          873,605
Long-lived assets                                       352,195           213,381           14,265          579,841
                                                       --------          --------        ---------         --------

                                                                                          Rest of
Year ended December 31, 1997                            U.S.            Europe             World             Total
                                                       --------          --------        ---------         --------
Product sales                                           113,814            41,702           13,400          168,916
Licensing and development                                 4,201            15,929                -           20,130
Royalties                                                     -             1,596               16            1,612
Other revenues                                                -                 -              896              896
                                                       --------          --------        ---------         --------
Total revenue                                           118,015            59,227           14,312          191,554

Cost of sales                                            41,874            18,228            6,988           67,090
Research and development                                 20,876            19,678              109           40,663
Selling, general and administrative                      47,313            22,818            4,115           74,246
                                                       --------          --------        ---------         --------
                                                        110,063            60,724           11,212          181,999
Other charges:
In-process research and development                      83,087                 -                -           83,087
                                                       --------          --------        ---------         --------
Total operating expenses                                193,150            60,724           11,212          265,086
                                                       --------          --------        ---------         --------
EBITDA                                                  (75,135)           (1,497)           3,100          (73,532)
Depreciation and amortisation                            (5,225)           (6,393)            (691)         (12,309)
                                                       --------          --------        ---------         --------
Operating (loss)/income                                 (80,360)           (7,890)           2,409          (85,841)
                                                       --------          --------        ---------         --------
Total assets                                            351,573           288,643           24,734          664,950
Long-lived assets                                       205,500           239,956            6,960          452,416
                                                       --------          --------        ---------         --------

2.   Net income/(loss) per share

Basic net income/(loss) per share is based upon the income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income/(loss) per share is based upon income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.

The following table sets forth the computation of basic and diluted net income per share:

Years ended December 31,                                              1999               1998               1997
                                                                -------------      -------------      -------------
Net (loss)/ income available for common
  shareholders                                                        (94,998)            20,572            (84,152)
                                                                -------------      -------------      -------------

Weighted average shares:                                        No. of shares      No. of shares      No. of shares

Basic net income per share - weighted average shares              244,698,721        234,044,732        185,153,065
Effect of dilutive stock options                                            -          8,761,678                  -
                                                                -------------      -------------      -------------

Diluted net income per share - weighted
  average shares                                                  244,698,721        242,806,410        185,153,065
                                                                -------------      -------------      -------------

Basic net (loss)/income per share                                      $(0.39)             $0.09             $(0.45)
                                                                -------------      -------------      -------------
Diluted net (loss)/income per share                                    $(0.39)             $0.08             $(0.45)
                                                                -------------      -------------      -------------

3.   Net product sales data

                                       Quarter 1    Quarter 2     Quarter 3     Quarter 4        Year
                                         1999          1999          1999          1999          1999          % of
                                         $'000        $'000         $'000         $'000         $'000         Total
                                       --------     ---------     ---------     ---------      -------        ------
Adderall                                 31,547       29,159        36,046        45,261       142,013          37%
Pentasa                                  15,002        8,555        20,194         8,096        51,847          14%
Agrylin                                   5,169       19,194         4,015         4,190        32,568           8%
ProAmatine                                5,858        1,801         8,382         3,736        19,777           5%
Calciums                                  4,027        4,219         4,211         4,550        17,007           4%
Carbatrol                                 2,601        3,812         4,250         5,371        16,034           4%
Dextrostat                                1,944        2,550         2,153         2,144         8,791           2%

OTC                                       6,164        4,823         8,005         2,336        21,328           6%

Others                                   15,444       18,986        15,235        26,173        75,838          20%
                                       --------     --------      --------      --------      --------
                                         87,756       93,099       102,491       101,857       385,203         100%
                                       --------     --------      --------      --------      --------

Shire Pharmaceuticals Group plc

Quarterly results
US GAAP

(In thousands of U.S. dollars, except share and per share data)

Quarter ended December 31,                                                1999             1998
                                                                        ---------         ---------
Revenues:
     Product sales                                                        101,857            89,210
     Licensing and development                                              1,001             4,829
     Royalties                                                              1,244               971
     Other revenues                                                           287               476
                                                                        ---------         ---------
Total revenues                                                            104,389            95,486

Costs and expenses:
     Cost of sales                                                         24,332            31,658
     Research and development                                              25,987            17,054
     Selling, general and administrative                                   37,411            25,892
                                                                        ---------         ---------
                                                                           87,730            74,604
Other charges:
     Costs of restructuring                                                97,132                 -
     Merger transaction expenses                                           32,279                 -
     Loss/(gain) on dispositions                                            5,825              (220)
                                                                        ---------         ---------
Total operating costs and expenses                                        222,966            74,384
                                                                        ---------         ---------
EBITDA                                                                   (118,577)           21,102

Depreciation and amortisation                                              (9,079)           (6,758)

Operating income/(loss)                                                  (127,656)           14,344
     Interest income                                                        1,974             1,841
     Interest expense                                                      (2,452)           (2,740)
     Other  income/(expenses)                                                (379)           (1,091)
                                                                        ---------         ---------
Total other income/(expenses)                                                (857)           (1,990)
                                                                        ---------         ---------
Income/(loss) before income taxes                                        (128,513)           12,354

Income taxes                                                                4,547               487
                                                                        ---------         ---------
Net income/(loss)                                                        (123,966)           12,841
                                                                        ---------         ---------
Net income/(loss) per share:
     Basic                                                                 ($0.49)            $0.05
     Diluted                                                               ($0.49)            $0.05

Weighted average number of shares:
     Basic                                                            252,431,997       239,259,296
     Diluted                                                          252,431,997       248,223,566


Shire Pharmaceuticals Group plc

Results for the year ended December 31 1999
UK GAAP

(In thousands of UK pounds, except share and per share data)

Years ended December 31,                                                  1999             1998
                                                                     (pound)'000       (pound)'000
                                                                      Unaudited          Audited
                                                                     ------------      ------------
Profit and loss account
Turnover
- Continuing operations                                                   133,316            80,328
- Acquisition                                                                 563                 -
                                                                     ------------      ------------
                                                                          133,879            80,328
                                                                     ------------      ------------
Operating expenses before exceptional items
- Continuing operations                                                   102,177            72,449
- Acquisition                                                               1,329                 -
                                                                     ------------      ------------
                                                                          103,506            72,449
                                                                     ------------      ------------
Operating profit
- Continuing operations                                                    31,139             7,879
- Acquisition                                                                (766)                -
                                                                     ------------      ------------
                                                                           30,373             7,879
                                                                     ------------      ------------
Costs of a fundamental restructuring of
     continuing operations                                                 11,516                 -
                                                                     ------------      ------------
(Loss)/profit on ordinary activities before finance charges                18,857             7,879

Finance charges, net                                                        2,153             1,220
                                                                     ------------      ------------
(Loss)/profit on ordinary activities before taxation                       21,010             9,099
Taxation                                                                   (8,439)           (2,852)
                                                                     ------------      ------------
(Loss)/profit on ordinary activities after taxation                        12,571             6,247
                                                                     ------------      ------------
Earnings per share
     Basic                                                                   8.7p              4.5p
     Diluted                                                                 8.3p              4.3p

Balance Sheet

At 31 December                                                               1999              1998
                                                                      (pound)'000       (pound)'000
                                                                        Unaudited           Audited
                                                                     ------------      ------------
Fixed assets
Intangible assets                                                         683,197             7,938
Tangible assets                                                            24,885             4,671


Investments                                                                 1,617                 -
                                                                     ------------      ------------
                                                                          709,699            12,609
                                                                     ------------      ------------
Current assets
Stocks                                                                     24,532             6,652
Debtors                                                                    46,328            17,560
Investments                                                                49,850            21,435
Cash at bank and in hand                                                   36,038             8,230
                                                                     ------------      ------------
                                                                          156,748            53,877
Creditors:amounts falling due within one year                            (107,027)          (14,384)
                                                                     ------------      ------------
Net current assets                                                         49,721            39,493
                                                                     ------------      ------------
Total assets less current liabilities                                     759,420            52,102
Creditors: amounts falling due in more than one year                      (80,133)           (1,508)
                                                                     ------------      ------------
Net assets                                                                679,287            50,594
                                                                     ------------      ------------


Summary of significant differences between U.S. generally accepted accounting principles followed by the Group and U.K. generally accepted accounting principles.

The Group's consolidated financial statements have been prepared under U.S. GAAP, which differs in certain respects from U.S. GAAP. The principal differences between the Group's accounting policies under U.S. GAAP and U.K. GAAP are set out in the tables below:

Reconciliation of net profit/(loss) from U.S. GAAP to U.K. GAAP

Years ended December 31,                                             1999            1998            1999            1998
                                                                    $'000           $'000       (pound)'000     (pound)'000
                                                                    -------        --------     -----------     -----------
Net (loss)/income as reported under U.S. GAAP                       (94,998)         20,572         (59,046)         12,205
Adjustments to conform to U.K. GAAP:
Merger accounting adjustments
 - elimination of pooled profits and losses                         (16,437)        (16,643)        (10,196)        (10,026)
 - restructuring costs charged to income                             87,877               -          54,514               -
 - merger transaction costs capitalised                              22,967               -          14,247               -
Amortisation of capitalised goodwill                                 11,004          11,137           6,802           6,709
Amortisation under acquisition accounting                              (919)              -            (570)              -
Recognition of deferred tax asset                                    (2,878)        (12,890)         (1,771)         (7,765)
Stock option compensation costs                                      11,933           5,497           7,362           3,313
Tax benefit from exercise of non-qualified
    stock options                                                     1,967           3,006           1,229           1,811
                                                                  ---------        --------     -----------     -----------
Net (loss)/income as reported under U.K. GAAP                        20,516          10,679          12,571           6,247

Shareholders' equity
                                                                     1999            1998            1999            1998
Years ended December 31,                                            $'000           $'000       (pound)'000     (pound)'000
                                                                  ---------        --------     -----------     -----------
As reported under U.S. GAAP                                         587,284         663,314         364,387         398,674
Adjustments for:
Capitalisation of goodwill                                         (216,769)       (223,776)       (134,497)       (134,497)
Goodwill amortisation                                                26,161          15,690          16,232           9,430
Acquisition accounting for Roberts Pharmaceutical
   Corp                                                             735,242        (341,810)        456,191        (205,439)
Deferred tax                                                        (37,111)        (29,240)        (23,026)        (17,574)
                                                                  ---------        --------     -----------     -----------
As reported under U.K. GAAP                                       1,094,807          84,178         679,287          50,594
                                                                  ---------        --------     -----------     -----------

Earnings per share per U.K. adjusted results

Earnings per share has been calculated by dividing the profit on ordinary activities after taxation for each period by the weighted average number of shares in issue during those periods, in accordance with FRS14. The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares in accordance with FRS14.

Years ended December 31,                                                  1999             1998
                                                                        -----------       -----------
Basic earnings/(loss) per share                                               8.7p              4.5p
Diluted earnings/(loss) per share                                             8.3p              4.3p
Basic earnings per share - weighted average shares                      145,202,383       136,924,061
Effect of dilutive stock options                                          6,326,876         7,475,065
                                                                        -----------       -----------
Diluted earnings per share - weighted average shares                    151,529,259       144,399,126
                                                                        -----------       -----------
